Exhibit 3.11

CERTIFICATE OF INCORPORATION
of
Fresh Express Incorporated
(As amended through May 12, 2008)
1.The name of the corporation is Fresh Express Incorporated.
2.    The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
3.    The nature of the business or purposes to be conducted or promoted is:
A)    To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
B)    To engage in the business of farming, agriculture, food processing, food warehousing, storage and transportation without exception and worldwide without limitation as to territory or geographical area, and in connection therewith:
(i)    To plant, grow, till, cultivate, raise, harvest, prepare, process, manufacture, can, pack, freeze, cool, refrigerate, preserve, dehydrate, transport, store, warehouse, and in any way deal in or with any and all agricultural products whatsoever, including but not being limited to strawberries and other berries, melons, fruits, vegetables, seeds, grains, beans, hay, and dairy products; to own, maintain, conduct and operate packing houses, canneries, warehouses, dehydrators, freezers, vacuum cooling and other plants and facilities necessary for the packing, processing, shipping, freezing, cooling, refrigerating, dehydrating, preserving and preparing for market and shipping of berries, fruits, vegetables, melons, seeds, grains, and all other kinds of agricultural products; to engage generally in the import, export, purchase, sale and exchange of agricultural products of all kinds, and to act as factor, broker, agent and/or commission merchant in connection therewith; to engage in the manufacture, sale and distribution of box shook, paper, cartons, and ice, including the construction and leasing and maintenance of plants and facilities for such purpose; to carry on any business for the production, manufacture, distribution and sale of any by-products of any of the produce grown, packed, shipped, manufactured or sold in connection with the general purposes for which this corporation has been organized.

(ii)    To acquire, hold, use, sell, assign lease, grant licenses in respect of, mortgage and otherwise dispose of, letters patent of the United States and foreign countries, patent rights, licenses, privileges, inventions, improvements, processes, copyrights, trade-marks and trade names, relating to or useful in connection with the object and purpose aforesaid.
(iii)    To acquire by purchase, subscription or otherwise, and to hold, sell, assign, transfer, exchange, mortgage, pledge and otherwise dispose of stocks, bonds, mortgages, debentures, trust receipts, trust certificates, notes, obligations, contracts, certificates of -interest, choses in action, evidences of indebtedness and any securities whatsoever, of any corporation, association, firm, syndicate, trust, person, government, state, municipality or other organization; to receive, collect and dispose of interest, dividends and other income upon, of and from any of the foregoing and any other property held or owned by it, to exercise any and all rights, powers and privileges of ownership or interest in respect of any of the foregoing, including the right to vote thereon for any and all purposes, to do any and all acts and things for the preservation, protection, improvement and enhancement in value thereof, to guarantee the same or become surety in respect thereof, to aid by loan, subsidy, guaranty or otherwise those issuing, creating or responsible for the same, and to exercise any and all of said powers either on its own account or with, or as agent for, any person, firm, corporation or other organization all as required for or useful in connection with the ‘object and purpose aforesaid; and upon distribution of the assets, or division of the profits of the Corporation, to distribute any such capital stock, trust certificates, bonds and other securities, or the proceeds thereof, among the stockholders of the Corporation according to their respective rights and preferences.
(iv)    To act as agent for corporations, associations, firms, partnerships, individuals and other persons engaged in the same or in any similar or related business or in any part thereof, all as required for or useful in connection with the object and purpose aforesaid.
(v)    To purchase, lease, hire, manufacture and otherwise acquire, and to hold, own, use, let, rent, sell, assign, hypothecate, pledge, mortgage, exchange and otherwise dispose of, import, export, invest in, trade in and deal in and with goods, wares, merchandise, grants, options, concessions, franchises, contracts and personal property, or any interest therein, without limit as to amount, and worldwide without limitation as to territory or geographical area, all as required for or useful in connection with the object and purpose aforesaid.

(vi)    To purchase, lease or otherwise acquire and to hold, own, let, rent, improve, maintain, mortgage, hypothecate, exchange, sell, assign, transfer, convey and otherwise dispose of, invest in, trade in and deal in and with, real property or any interest therein, without limit as to amount, and worldwide without limitation as to territory or geographical area, all as required for or useful in connection with the object and purpose aforesaid.
(vii)    To pay for any properties acquired by it as required for or useful in connection with the object and purpose aforesaid in money or in its own notes and obligations or by the exchange therefor of its own stocks or other securities or any property or interest held by it.
(viii)    In any manner and to any extent now or hereafter authorized or permitted by law, to borrow or otherwise raise money, to make, execute, endorse, accept and issue promissory notes, bills of exchange, negotiable instruments and other obligations, and to redeem any debt or obligation before the same shall fall due, and to guarantee the obligations of or in any other way assist any corporation, association, firm, partnership, individual or other person in which or with which it may be interested, as required for or useful in connection with the object and purpose aforesaid.
(ix)    To mortgage, pledge, or hypothecate on any terms any of its properties or assets as security for lawful undertakings required for or useful in connection with the object and purpose aforesaid.
(x)    To purchase or otherwise acquire the whole or any part of the property, assets, business, goodwill and rights, and to undertake or assume the whole or any part of the bonds, mortgages, franchises, leases, contracts, indebtedness, guaranties, liabilities and obligations, of any person, firm, association, corporation or organization, but only to the extent the same are required for or useful in connection with the object and purpose aforesaid, and to pay for the same or any part on combination thereof in cash, capital stock, bonds, debentures, notes, and other securities or obligations of the Corporation or otherwise, or by undertaking and assuming the whole or any part of the liabilities and obligations of the transferor; and to hold or in any manner dispose of the whole or any part of the property and assets so acquired, to conduct in any lawful manner the whole or any part of the business so acquired, and to exercise all the power necessary or convenient in and about the conduct, management and carrying on of such business; all as required for or useful in connection with the object and purpose aforesaid.
(xi)    To purchase, hold, sell and transfer shares of its own capital stock, obligations and other securities and to have and exercise all the rights of ownership thereof, all in the manner and to the extent now or hereafter permitted by the laws of the State of Delaware.

(xii)    To exercise any of its powers itself or through the medium of subsidiary corporations organized under the laws of the United States of America or of any state therein or under the laws of any country, state, or political subdivision thereof, worldwide without limitation as to territory or geographical area, all as required for or useful in connection with the object and purpose aforesaid.
(xiii)    To carry out the foregoing object and purpose worldwide without limitation as to territory or geographical area, and to conduct its business to further the aforesaid object and purpose in all or any of its branches as principal, factor, agent, contractor or otherwise, either alone or through or in conjunction with any corporations, associations, partnerships, firms, trustees, syndicates, individuals, organizations, and other entities located or organized under the laws of any part of the world, and in carrying out, conducting or performing its business and attaining or furthering the aforesaid object and purpose, to maintain offices, branches and agencies worldwide without limitation as to territory or geographical area, to make and perform any contracts and to do any acts and things, and to carry on any business, and to exercise any powers suitable, convenient or proper for the accomplishment of the aforesaid object and purpose or incidental to the powers herein specified or which at any time may appear conducive to or expedient for the accomplishment of such object and purpose and which might be engaged in or carried on by a corporation formed under the laws of the State of Delaware, and to have and exercise, as required for or useful in connection with the object and purpose aforesaid, all of the powers conferred by the laws of the State of Delaware upon corporations formed under the laws of the State of Delaware.
C)    To engage in all aspects of the business of exporting and distributing agricultural products worldwide without limitation as to territory or geographical area, and to purchase, receive, take by grant, gift, devise, bequest or otherwise, acquire, own, hold, improve, lease, employ, use and otherwise deal in the vans, trucks, containers or other objects in which said agricultural products may be transported.
D)    In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct,-promotion or attainment of the business or purposes of the corporation.
The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from the terms of any other clause in this Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.

4.    The total number of shares of stock which the Corporation shall have authority.to issue is two thousand (2,000); all of such shares shall be without par value.
5.    The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS
PAUL J. GOLDBERG	c/o Kissam, Halpin & Genovese 120 Broadway New York, New York 10005
6.    The corporation is to have perpetual existence.
7.    In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:
A)    To make, alter or repeal the by-laws of the corporation.
B)    To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.
C)    To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.
D)    When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including. shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.
8.    [Intentionally Omitted.]
9.    Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.
10.    Any officer or agent may be removed by the board of directors whenever in its sole judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

11.    The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.